Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99-01

Tonix Pharmaceuticals Presents Positive Efficacy and Safety Data from Phase 3 RELIEF Study of TNX-102 SL for the Management of Fibromyalgia at the 5th International Congress on Controversies in Fibromyalgia

Interim Analysis of RESILIENT, a Potentially Confirmatory Registration-Enabling Phase 3 Fibromyalgia Trial of TNX-102 SL Expected Second Quarter 2023; Topline Data Expected Fourth Quarter 2023

CHATHAM, N.J., March 30, 2023 (GLOBE NEWSWIRE) – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company, announced that Seth Lederman, M.D., Chief Executive Officer of Tonix Pharmaceuticals, will present an oral presentation and poster at the 5th International Congress on Controversies in Fibromyalgia being held March 30-31, 2023 at the Austria Trend Hotel Savoyen Vienna in Vienna, Austria. The presentation will take place today, Thursday, March 30, 2023 at 5:10-5:20 p.m. CET.

The presentation, titled, “Efficacy and Safety of TNX-102 SL (Sublingual Cyclobenzaprine) for the Treatment of Fibromyalgia: Results from the Randomized, Placebo Controlled RELIEF Trial” reports that TNX-102 SL met its pre-specified primary endpoint in the Phase 3 RELIEF trial, significantly reducing daily pain compared to placebo (p=0.01) in participants with fibromyalgia. Also, when the primary endpoint was analyzed as a ≥30% pain responder analysis, there was a higher rate of responders to TNX-102 SL (47%) than to placebo (35%; p=0.006). TNX-102 SL at 5.6 mg also showed activity in key secondary endpoints demonstrating improvements in sleep quality, mitigation of fatigue, and fibromyalgia-specific global symptomatic and functional recovery.

Early discontinuation rates were similar for TNX-102 SL and placebo (17.7% and 16.5%, respectively). In addition, TNX-102 SL was well tolerated with the most common adverse event from active treatment being oral numbness or hypoaesthesia, an administration site reaction that is typically transient, was never rated as severe, and only lead to one discontinuation.

“There continues to be a pressing need for new, safe and more tolerable drugs to treat patients with fibromyalgia,” said Dr. Lederman. “We are looking forward to the results of a planned interim analysis due next quarter for our RESILIENT study, a potentially pivotal confirmatory Phase 3 study of TNX-102 SL for the management of fibromyalgia.”

Copies of the presentation and poster are available under the Scientific Presentations tab of the Tonix website at www.tonixpharma.com. In addition to the presentation, the Company’s submitted abstract will be published in an online supplement to the journal Clinical and Experimental Rheumatology in a special issue on Fibromyalgia.

About Fibromyalgia

Fibromyalgia is a chronic pain disorder that is understood to result from amplified sensory and pain signaling within the central nervous system. Fibromyalgia afflicts an estimated 6-12 million adults in the U.S., approximately 90% of whom are women. Symptoms of fibromyalgia include chronic widespread pain, nonrestorative sleep, fatigue, and morning stiffness. Other associated symptoms include cognitive dysfunction and mood disturbances, including anxiety and depression. Individuals suffering from fibromyalgia struggle with their daily activities, have impaired quality of life, and frequently are disabled. Physicians and patients report common dissatisfaction with currently marketed products.

About TNX-102 SL

TNX-102 SL is a patented sublingual tablet formulation of cyclobenzaprine hydrochloride which provides rapid transmucosal absorption and reduced production of a long half-life active metabolite, norcyclobenzaprine, due to bypass of first-pass hepatic metabolism. As a multifunctional agent with potent binding and antagonist activities at the 5-HT2A-serotonergic, α1-adrenergic, H1-histaminergic, and M1-muscarinic receptors, TNX-102 SL is in development as a daily bedtime treatment for fibromyalgia, Long COVID (formally known as post-acute sequelae of COVID-19 [PASC]), alcohol use disorder and agitation in Alzheimer’s disease. The United States Patent and Trademark Office (USPTO) issued United States Patent No. 9636408 in May 2017, Patent No. 9956188 in May 2018, Patent No. 10117936 in November 2018, Patent No. 10,357,465 in July 2019, and Patent No. 10736859 in August 2020. The Protectic™ protective eutectic and Angstro-Technology™ formulation claimed in the patent are important elements of Tonix’s proprietary TNX-102 SL composition. These patents are expected to provide TNX-102 SL, upon NDA approval, with U.S. market exclusivity until 2034/2035.

About the Phase 3 RELIEF Study

The RELIEF study has been completed and TNX-102 SL achieved a statistically significant benefit as measured by the primary, prespecified endpoint of improvement over placebo in daily pain. The RELIEF study was a double-blind, randomized, placebo-controlled Phase 3 trial designed to evaluate the efficacy and safety of TNX-102 SL (cyclobenzaprine HCl sublingual tablets) for the management of fibromyalgia. The two-arm trial targeted enrollment of 470 participants, at approximately 40 U.S. sites. RELIEF completed final enrollment of 503 participants. The first two weeks of treatment were a run-in period in which participants start on TNX-102 SL 2.8 mg (1 tablet) or placebo. After the first two weeks, all participants had the dose increased to TNX-102 SL 5.6 mg (2 x 2.8 mg tablets) or two placebo tablets for 12 weeks. The primary endpoint was daily diary pain severity score change (TNX-102 SL 5.6 mg vs. placebo) from baseline (using the weekly averages of the daily numerical rating scale scores), analyzed by mixed model repeated measures with multiple imputation.

Additional details about the completed RELIEF study are available at clinicaltrials.gov (NCT04172831).

Tonix Pharmaceuticals Holding Corp.*

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing therapeutics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is composed of central nervous system (CNS), rare disease, immunology and infectious disease product candidates. Tonix’s CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead CNS candidate, TNX-102 SL (cyclobenzaprine HCl sublingual tablet), is in mid-Phase 3 development for the management of fibromyalgia with interim data expected in the second quarter of 2023. TNX-102 SL is also being developed to treat Long COVID, a chronic post-acute COVID-19 condition, for which a Phase 2 study was initiated in the third quarter of 2022. TNX-1900 (intranasal potentiated oxytocin), a small molecule in development for chronic migraine, is currently enrolling with interim data expected in the fourth quarter of 2023. TNX-601 ER (tianeptine hemioxalate extended-release tablets), a once-daily formulation of tianeptine being developed as a treatment for major depressive disorder (MDD), is also currently enrolling with interim data expected in the fourth quarter of 2023. TNX-1300 (cocaine esterase) is a biologic designed to treat cocaine intoxication and has been granted Breakthrough Therapy designation by the FDA. A Phase 2 study of TNX-1300 is expected to be initiated in the second quarter of 2023. Tonix’s rare disease portfolio includes TNX-2900 (intranasal potentiated oxytocin) for the treatment of Prader-Willi syndrome. TNX-2900 has been granted Orphan Drug designation by the FDA. Tonix’s immunology portfolio includes biologics to address organ transplant rejection, autoimmunity and cancer, including TNX-1500, which is a humanized monoclonal antibody targeting CD40-ligand (CD40L or CD154) being developed for the prevention of allograft and xenograft rejection and for the treatment of autoimmune diseases. A Phase 1 study of TNX-1500 is expected to be initiated in the second quarter of 2023. Tonix’s infectious disease pipeline includes TNX-801, a vaccine in development to prevent smallpox and mpox, for which a Phase 1 study is expected to be initiated in the second half of 2023. TNX-801 also serves as the live virus vaccine platform or recombinant pox vaccine platform for other infectious diseases. The infectious disease portfolio also includes TNX-3900, a class of broad-spectrum small molecule oral antivirals.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(862) 904-8182

Olipriya Das, Ph.D. (media)

Russo Partners

Olipriya.Das@russopartnersllc.com

(646) 942-5588

Peter Vozzo (investors)

ICR Westwicke

peter.vozzo@westwicke.com

(443) 213-0505